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                                                                   EXHIBIT 10.21

                        DEVELOPMENT AND LICENSE AGREEMENT


               THIS DEVELOPMENT AND LICENSE AGREEMENT (the "Agreement") is made as of Jan 5, 1998 (the "Effective Date"), between Wink Communications, Inc., a California corporation with offices at 1001 Marina Village Parkway, Alameda, CA 94501 ("Wink") and Pioneer Electronic Corporation Ltd., a Japanese corporation having a principal place of business at 15-5, Ohmori-nishi, 4-chome, Ohta-ku, Tokyo, 143 4-1 ,Meguro-Ku, Tokyo, T153, Japan ("Pioneer").

                                   BACKGROUND

               A. Wink is a software developer that has been developing a software protocol for delivering interactive applications synchronized with or independent of television programs and advertisements. Wink is in the business of customizing and licensing its software engine (the "Wink Engine") that decodes the protocol and displays the interactive applications overlaid on a television screen.

               B. Pioneer is a manufacturer of television set top boxes and video products.

               C. Wink and Pioneer desire that Wink grant to Pioneer the right to embed a customized version of the Wink Engine on certain Pioneer products to be distributed worldwide and to provide for future customization for other products.

                                    AGREEMENT

1.      DEFINITIONS

        1.1 "ICAP" means the Interactive Communicating Applications Protocol developed by Wink. ICAP defines a method for delivering self-contained, compact, platform independent, graphical interactive applications which are decoded and executed by the Wink Engine in the Combined Product.

        1.2 "Wink Engine" means Winks proprietary platform- and user interface-independent software engine that implements Wink's Interactive Communicating Applications Protocol for the interpretation of interactive graphical applications.

        1.3 "Statement of Work" means one or more document(s) to be mutually agreed upon and executed by the parties and attached as Exhibit A (and numbered successively, A-1, A-2, etc.) setting forth the Development Plan, Specifications, Deliverables, each party's respective development obligations, payment and related terms and conditions with respect to each Pioneer product for which the Wink Engine is customized and

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              each development project undertaken otherwise relating to
              customize the Wink Engine.

       1.4 "Development Plan" means the schedule and plan for completion of the development activities under this Agreement as set forth in each Statement of Work.

       1.5 "Specifications" means the technical and other specifications for the Deliverables to be developed by the parties under this Agreement as set forth in each Statement of Work.

       1.6 "Deliverables" means each item identified as a deliverable in each Statement of Work.

       1.7 "Licensed Engine" means version 1.0 of the Wink Engine as customized under each Statement of Work in object code format and any Updates, and any related documentation which Wink may create, in Wink's sole discretion.

       1.8 "Update" means a release of the Licensed Engine which contains error corrections or minor enhancements, but which is not a new version containing significant new features or functionality, in each case as determined in Winks sole discretion. An Update shall be designated by a change in the digit or digits only to the right of the decimal point in the version number.

       1.9 "Pioneer Device" means the television, television set top box, VCR or similar audio-visual product as identified in each Statement of Work.

       1.10 "Combined Product" means a Pioneer Device containing the Licensed Engine or a Pioneer Device that contains a memory component into which the Licensed Engine may be loaded or transmitted.

       1.11 "Subdistributors" means entities authorized by Pioneer to distribute the Combined Product(s) including subsidiaries, affiliates, distributors, resellers, value-added resellers, dealers or sales representatives.

       1.12 "Intellectual Property Rights" means all current and future worldwide patents and other patent rights, copyrights, mask work rights, trade secrets, know-how and all other intellectual property rights, including without limitation all applications and registrations with respect thereto.

2.      DEVELOPMENT, DELIVERY AND ACCEPTANCE

       2.1 Development. Wink agrees to use reasonable commercial efforts to customize the Wink Engine for the Pioneer Device identified in each Statement of Work or to complete any additional development of a Licensed Engine after Final Acceptance as set forth in each respective Statement of Work. Wink's obligations under this

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              Agreement are contingent upon mutual agreement to each Statement of Work. The terms of this Agreement shall apply to all such development efforts except to the extent expressly set forth in a particular Statement of Work.

       2.2 Cooperation and Assistance. Pioneer shall (i) assist Wink in producing the Specifications and (ii) provide other necessary materials and information, as mutually agreed by the parties in the Development Plan or otherwise.

       2.3 Provision of Software, Hardware and Equipment. Pioneer shall provide to Wink free of charge all hardware, software, and equipment reasonably necessary for Wink to complete development and duplicate the Pioneer environment ("Equipment"). A preliminary list of Equipment shall be included in each Statement of Work and may be updated from time to time by mutual agreement. Pioneer shall retain ownership of all such Equipment, and Wink shall return all such Equipment to Pioneer upon written request and at Pioneer's expense. Wink will exercise the same degree of care with the Equipment as Wink does for its own equipment.

       2.4 Modifications. Wink may alter the Specifications commensurate with good faith efforts to finalize and refine the Deliverables in accordance with Pioneer's needs and objectives for the Licensed Engine. Any such changes will be documented in writing and provided to Pioneer. Any other changes to a Statement of Work may only be made by mutual agreement and all provisions affected by such changes shall be appropriately adjusted.

       2.5 Delays. In the event Pioneer is late in the performance of its obligations in accordance with the Development Plan, and such delay affects Wink's obligations hereunder, Wink's performance of such affected obligations shall be delayed by the time period necessary to account for such delay.

       2.6 Delivery and Acceptance. Upon completion, Wink shall deliver to Pioneer each Deliverable. Accompanying the final Deliverable for a given Statement of Work, Wink shall include test criteria that will exercise critical functionality of such deliverables. Test criteria will include test cases and test applications that test for cross-platform compatibilities and for Pioneer-specific implementation features. Within thirty (30) days after receipt, Pioneer shall review and evaluate each Deliverable according to Wink's test criteria if applicable and shall provide Wink with a written acceptance of the Deliverables or a written statement of material errors to be corrected ("Statement of Errors"). Pioneer shall not withhold acceptance of any Deliverable unless such Deliverable materially deviates from the Specifications. Wink and Pioneer recognize that the Deliverables will not be effort-free. If Pioneer provides a Statement of Errors, Wink shall use reasonable commercial efforts to correct such errors as are validated by Wink, if any, as soon as practicable, and to return a copy of the updated Deliverables to Pioneer for review and reevaluation. The foregoing procedure shall be repeated until acceptance by Pioneer of the Deliverables

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              or the parties mutually agree to cease development and terminate this Agreement or the applicable Statement of Work. Pioneer's failure to accept or provide a Statement of Errors within such thirty day period shall be deemed an acceptance of such Deliverables.

       2.7 Transfer of Software. Upon Pioneer's acceptance of the completed Licensed Engine ("Final Acceptance"), Wink shall deliver to Pioneer a master diskette or other digital storage media for use by Pioneer in accordance with the terms of this Agreement.

       2.8 Right to Pursue Other Projects. Wink is in the business of developing and modifying the Wink Engine for itself and for others. This Agreement shall not be construed as prohibiting Wink from granting rights to the Licensed Engine to third parties or Wink's further development, modification or distribution of the Wink Engine.

       2.9 Non-Recurring Engineering. In consideration of the duties and obligations of Wink under this Section, Pioneer shall pay Wink the nonrecurring engineering charges set forth in the applicable Statement of Work, at the times set forth in the applicable Statement of Work.

3.    GRANT OF RIGHTS

       3.1 Licensed Engine. Subject to the terms and conditions of this Agreement, effective upon Final Acceptance, Wink grants to Pioneer a worldwide, non-exclusive, non-transferable (except as provided in Section 13.3), right and license, under Wink's Intellectual Property Rights in the Licensed Engine, to (a) use, reproduce and have reproduced the Licensed Engine, solely for the purpose of incorporating the Licensed Engine into a Pioneer Device and as necessary in the course of distribution and support of the Combined Product as permitted hereunder; (b) distribute copies of the Licensed Engine solely for incorporation into a Combined Product which was previously acquired (directly or indirectly) from Pioneer for use only with such previously acquired unit, and not otherwise on a stand-alone basis; and (c) distribute the Combined Product. Pioneer's right to distribute copies of the Licensed Engine pursuant to Section 3.1 (b), above, is subject to the condition that Pioneer and its Subdistributors shall observe procedures reasonably acceptable to Wink for monitoring such stand alone distribution of the Licensed Engine, including encryption where distributed electronically or broadcast. All such procedures, including related record retention and audit procedures, shall be mutually agreed in writing by Pioneer and Wink prior to any such distribution.

       3.2 Submanufacturers. Pioneer shall have the right to provide the Licensed Engine to its third party manufacturers (each a "Submanufacturer"), provided that each Submanufacturer agrees in a signed writing (i) to use and reproduce Licensed Engines and Combined Products only for Pioneer's account, (ii) not to sell or distribute Licensed Engines and Combined Products except to Pioneer, (iii) to keep the

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              Licensed Engine confidential pursuant to terms and conditions no less restrictive than the terms and conditions described in
              Section 10 below and (iv) that Wink is a third party beneficiary of such agreement and may enforce such agreement directly against such Submanufacturer. Pioneer's provision of the Licensed Engine to such Submanufacturer shall in all instances be subject to (a) Pioneer's assurance that it will use the same level of care in choosing Submanufacturers for Pioneer Devices incorporating the Licensed Engine as it does for its other products, and will take all reasonable steps to prevent unauthorized disclosure of Wink Confidential Information, and (b) Pioneer's prompt notification to Wink if Pioneer knows or believes that a Submanufacturer has breached the provisions of subsection (i) - (iv) above. In the event that Pioneer desires to provide the Licensed Engine to a Submanufacturer without also providing such Submanufacturer with software owned by Pioneer, Pioneer's provision of the Licensed Engine to such Submanufacturer shall be subject to Wink's written approval (not to be unreasonably withheld) of such Submanufacturer. Pioneer shall use commercially reasonable efforts to ensure that all Submanufacturers abide by the terms of their written agreements described herein and keep Wink apprised of its activities in enforcing such agreements.

       3.3 Subdistributors. Pioneer may exercise its distribution rights hereunder through the use of Subdistributors; provided, that each Subdistributor must agree in a signed writing, prior to obtaining any copy of the Licensed Engine from Pioneer, to be bound by all applicable restrictions on Pioneer set forth in this Agreement. Such writing shall provide that Wink is a third party beneficiary of such agreement and may enforce such agreement directly against such Subdistributor. Pioneer shall promptly notify Wink if Pioneer has reason to believe that any of Pioneer's Subdistributors may not be abiding by such restrictions. Pioneer shall diligently police and enforce such restrictions including specific measures reasonably requested by Wink from time to time.

       3.4 Proprietary Notices. All copies of the Licensed Engine reproduced or distributed by Pioneer shall contain copyright and other proprietary notices in the same manner in which Wink incorporates such notices in the Licensed Engine or in any other manner requested by Wink. Wink's current copyright and proprietary notices are set forth in Exhibit B. In addition, at Wink's request, Pioneer shall mark the Pioneer Device with such patent notices as may be permitted or required under Title 35, United States Code. Pioneer shall incorporate such notices not more than 90 days after the date on which Wink provides the form of notice and will use its best efforts to incorporate such notices sooner.

       3.5 Limitations. Pioneer shall not modify, prepare derivative works of, reverse engineer, disassemble, decompile, or otherwise attempt to obtain access to the source code of the Licensed Engine.


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        3.6   System Operator License Terms.  Pioneer shall ensure that it and any of its Subdistributors supply the Combined Product subject to written agreements incorporating the system operator license terms attached as Exhibit C.

4.      LICENSE FEES

        4.1 Per-Copy Royalty. In consideration for the rights and licenses granted to it under Section 3 above. Pioneer shall pay a per-copy royalty as set forth in the applicable Statement of Work. The royalty shall be due either at the time of distribution of the Combined Product or at the time of distribution of a Licensed Engine for incorporation into a previously distributed Pioneer Device as set forth in the Statement of Work with respect to the particular Combined Product.

        4.2 Payments. Pioneer shall make royalty payments to Wink within forty-five (45) days after the end of each calendar quarter, with respect to Combined Products or Licensed Engines, as applicable distributed in such calendar quarter. Such payments shall be accompanied by a written report which details by product and customer, with respect to the applicable calendar quarter (i) the number of Combined Products distributed by Pioneer to Subdistributors, (ii) the number of copies of the Licensed Engine distributed by Pioneer and its Subdistributors, (iii) the royalty due Wink with respect to Combined Products or Licensed Engines, as applicable distributed during such calendar quarter showing a calculation of such amounts, and (iv) the number of copies of the Licensed Engine (including without limitation Updates) or Combined Products distributed by Pioneer or its Subdistributors for which no royalty is due under Sections 4.4 or 4.5. Wink acknowledges that specific customer information is Confidential Information.

       4.3 Advance Royalties. Pioneer shall pay Wink the non-refundable advance royalty payments set forth in each applicable Statement of Work, at the times set forth in each applicable Statement of Work. All advances paid by Pioneer hereunder shall be credited against Pioneer's, royalty payments under Section 4.2.

       4.4 Distribution of Updates. Pioneer shall not incur a royalty with respect to its or its Subdistributors distribution of Updates to a previously distributed version of the Licensed Engine.

       4.5 Promotional Units. Pioneer may distribute a reasonable number of Combined Products (not to exceed 200 per calendar quarter) as promotional units, without incurring a royalty therefor to Wink, provided such promotional units are distributed by Pioneer free of charge.

       4.6 Currency; Taxes. All payments hereunder shall be in United States dollars. All payments by Pioneer shall be made free and clear of, and without reduction for, any sales, use, value added, or similar taxes, other than taxes based on the net income of

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              Wink, including Japanese withholding tax. Any such taxes which are otherwise imposed on payments to Wink shall be the sole responsibility of Pioneer. With respect to that portion of the Wink payments attributable to a royalty or license fee and that portion of the Support Fees attributable as a royalty or license fee, Pioneer shall withhold the amount of income taxes levied by the Government of Japan and shall promptly make payment of the withheld amount to the appropriate tax authorities of the Government of Japan and shall transmit to Wink tax certificates issues by said tax authorities sufficient to enable Wink to support a claim for United States foreign tax credit in respect to such withheld taxes so paid by Pioneer. Pioneer shall send Wink copies of the "Application Form for Income Tax Convention between the USA and Japan" (the "Form") to be filed with the appropriate tax authorities of the Government of Japan in order to take advantage of the lower tax rate of ten percent (10%) instead of the standard twenty percent (20%), as those percentages may be amended form time to time. Upon receipt of the Form, Wink shall execute the Form and promptly return two executed copies of the Form to Pioneer so that Pioneer may file the executed Form with the appropriate tax authorities prior to Pioneer's remittance. In case that Wink fails to return the Form in due course, Wink agrees that the rate of twenty percent (20%) or amended rate shall apply until Wink returns the executed Form to Pioneer.

       4.7 Books and Records; Audit. Pioneer agrees to maintain, and to require that each third party who distributes the Licensed Engine maintain and provide to Pioneer, until two (2) years after the earlier of (i) the termination of this Agreement or (ii) the last shipment of a Combined Product or the Licensed Engine hereunder, complete and current books, records and accounts regarding all copying and distribution activities pursuant to this Agreement and the payments due to Wink thereon. Pioneer agrees to allow Wink or its designee to audit and examine such books, records and accounts and media delivered to Pioneer no more than once each calendar quarter, during Pioneer's normal business hours, to verify the accuracy of the reports and payments made to Wink under this
              Section 4 and compliance with the terms of this Agreement. In the event such audit determines that Pioneer has not paid for all of the copies of Combined Products and Licensed Engines distributed, Pioneer agrees to pay, in addition to any damages to which Wink might be entitled, the amount of such shortfall plus interest at a rate of one and one-half percent (1.5%) per month or the highest rate allowed by law, whichever is lower. The cost of such audit shall be borne by Wink, provided that if any such audit reveals an underpayment to Wink of at least five percent (5%), Pioneer shall reimburse to Wink its costs of such audit.

5.     WARRANTY

       5.1 Product Warranty. Wink warrants to Pioneer that under ordinary use the Licensed Engine shall function substantially in conformance with the Specifications for a period of ninety (90) days after Pioneer's Final Acceptance.

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       5.2    Defects not Covered by Warranty. Wink's warranty shall not extend to problems in the Licensed Engine that result from: (i) Pioneer's or any of its customer's failure to implement any Updates to the Licensed Engine which are provided by Wink; (ii) changes to the operating system or environment or to Pioneer Devices which adversely affect the Licensed Engine; (iii) any alterations of or additions to the Licensed Engine performed by parties other than Wink without Wink's prior written authorization; (iv) use of the Licensed Engine in a manner inconsistent with the Specifications or in a manner in which it was not intended; or (v) combination of the Licensed Engine with other products not supplied by Wink or specifically identified in the applicable Specifications as compatible with the Licensed Engine, which problems do not affect the Licensed Engine standing alone.

       5.3 Exclusive Remedy. Wink's sole obligation and Pioneer's exclusive remedy under the above warranty shall be for Wink to use commercially reasonable efforts at Wink's facilities to correct reproducible errors in the Licensed Engine to the extent necessary bring it into conformity with Wink's warranty set forth above.

       5.4 Disclaimer. EXCEPT FOR THE ABOVE EXPRESS LIMITED WARRANTY, WINK MAKES AND PIONEER RECEIVES NO WARRANTIES WITH RESPECT TO THE LICENSED ENGINE, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND WINK SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. Wink does not warrant that operation of the Licensed Engine will be error free.

6.     PROPERTY RIGHTS

              Pioneer agrees that as between Pioneer and Wink, Wink owns all right, title and interest in the Licensed Engine and all modifications and derivatives thereof including all Intellectual Property Rights. Except as expressly provided in Section 3, Wink does not grant to Pioneer any right, title or interest in the Licensed Engine, whether by implication, estoppel or otherwise. All rights with respect to the Licensed Engine not specifically granted herein are reserved to Wink.

7.     MARKETING; TRADEMARKS AND TRADE NAMES

       7.1    Use of Trademarks.

              7.1.1 Promotion and Advertising. During the term of this Agreement, in the event that Pioneer or any Subdistributor advertises, promotes or markets the functionality of the Licensed Engine, Pioneer shall, and shall require its Subdistributors to, use the trademarks, marks, trade names, logos, and other product and company identifiers of Wink that Wink may adopt, from time to time ("Wink Trademarks"). Use of the Wink Trademarks shall be consistent with Wink's trademark usage policy which Wink may adopt from time to time

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                     and of which Wink has notified Pioneer. Pioneer and its
                     Subdistributors may use trade names, marks or trademarks in addition to the Wink Trademarks in connection with the Combined Product.

              7.1.2 Approval of Representations. All representations of Wink's Trademarks that Pioneer or its Subdistributors intend to use shall first be submitted to Wink for approval (which shall not be unreasonably withheld) of design, color, and other details, or shall be exact copies of those used by Wink. To ensure trademark quality, within a reasonable time prior to Pioneer's first commercial shipment of the Combined Product bearing one or more Wink Trademarks, Pioneer shall supply to Wink one such Combined Product for inspection and testing by Wink to ensure that such Combined Product conforms to Wink's standards of quality for products sold under the Wink Trademarks. In no event shall Pioneer commence commercial shipment of any such Combined Product (except as set forth above) under the Wink Trademarks without Wink's prior written approval.

              7.1.3 Restrictions. At no time during or after the term of this Agreement shall either party register, attempt to register or cause the registration of any of the trademarks of the other party which give rise to the likelihood of confusion. Except as expressly set forth herein, nothing herein shall grant to either party any right, title or interest in the other party's trademarks. At no time during or after the term of this Agreement shall either party challenge or assist others to challenge the other party's trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of the other party.

       7.2 Marketing and Promotion. Pioneer shall promote the functionality of the Licensed Engine in its presentations to customers and in its marketing materials as a prominent feature of the Combined Product.

       7.3    Wink Markings and User Interface Elements.

              7.3.1 Remote Button. All remote controls that Pioneer markets for use with Combined Products shall contain a dedicated button for enabling the functionality of the Licensed Engine ("Wink Button"). The Wink Button shall include a marking chosen by Wink, on and/or adjacent to the Wink Button. For each remote, the location and size of the Wink Button shall be mutually agreed upon, but shall be as prominent as buttons and markings for the menu, info, guide and select options on any such remote.

              7.3.2 Manuals. Pioneer shall ensure that manuals, or any other documentation describing functionality of the Licensed Engine will contain information on use of the Licensed Engine functionality and Wink copyright and proprietary

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                     notices. The content and location of such information and
                     notices shall be mutually agreed upon, but shall be in the same place, the same size and same prominence as similar information for other functionality.

              7.3.3 Device Specific and On-screen Information. Wink will provide to Pioneer artwork for a logo to be placed on all Combined Products. Pioneer agrees to silk screen or similarly affix this logo in a prominent location on each Combined Product. Pioneer shall ensure that: (i) if a Combined Product has a main menu or menu with similar functionality, a menu item will be reserved for Wink, which will allow users to access information regarding the Licensed Engine functionality, the content of screen and name of menu item in menu shall be mutually agreed upon by the parties; and (ii) if a Combined Product has the capability to display help screens that include descriptions of device or remote control functionality, information regarding Licensed Engine functionality shall be provided, the content and style of such information shall be mutually agreed to by the parties.

              7.3.4 Splash Screens. Wink shall have the right to include a splash screen that shall be displayed from time to time and that will contain information, including without limitation, Wink markings, and copyright and other proprietary right notices to be mutually agree upon with respect to placement and timing.

       7.4 Press Releases. The parties intend to cooperate and participate in public relations programs to promote the Licensed Engine and the relationship between the parties. Appropriate personnel from each party shall participate in such public relations programs. The parties shall cooperate with respect to and mutually approve (not to be unreasonably withheld or delayed) all press releases issued by either party with respect to this Agreement or the parties' relationship. Unless otherwise agreed in writing by the parties, each press release issued pursuant to this Section shall contain:
              (I) in the body of the release, the name and location of both parties and a quote from an executive of both parties; (ii) in a footnote at the end of the release, both parties' proprietary notices with respect to technology discussed in the body of the release. Whenever feasible, the press release shall also include the logo of each party.

        7.5 Disclosures of Terms. Each party agrees not to disclose the terms of this Agreement to any third party without the other's written consent in its sole discretion, except to such party's accountants, attorneys and other professional advisors, or as required by securities or other applicable laws. Notwithstanding this paragraph, each party shall have the right to say the following in private meetings with customers, prospective customers, or prospective investors:

                     o      Pioneer and Wink are working together.
                     o      Pioneer is licensing Wink's technology.
                     o      Wink is porting the Wink Engine to Pioneer set-tops.


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8.     TRAINING, SUPPORT AND MAINTENANCE

       8.1 Maintenance. Wink agrees to make available to Pioneer, at no charge to Pioneer, all Updates released by Wink and permit Pioneer to distribute Updates to its Subdistributors and Submanufacturers for their use consistent with this Agreement. Pioneer shall promptly notify its Submanufacturers and Subdistributors of the availability of each Update and Pioneer shall require its Submanufacturers and shall use reasonable commercial efforts to require its Subdistributors to promptly begin using each such Update in place of the previous version of the Licensed Engine. Pioneer shall be responsible for making such Updates available to its customers.

       8.2 Technical Support. Wink shall make available to Pioneer technical support, as set forth in Exhibit D. Wink may subcontract its technical support obligations and shall notify Pioneer as to the appropriate contact to obtain support.

       8.3 Equipment. In order to facilitate Wink's performance of the support activities contemplated herein, Pioneer shall, at its own expense, continue to provide Wink with Equipment (as defined in Section 2.3). In the event that Pioneer fails to provide Equipment or is late in the performance of its obligations with respect to this Section and such delay affects Wink's obligations under this Section, Wink's performance of such affected obligations shall be delayed by an appropriate time period.

       8.4 Training. Wink shall make available, at Wink's facilities, training for Pioneer employees from time to time as mutually agreed, at rates and costs to be agreed upon but not to exceed $1000 per person per day.

       8.5 Travel Requirements. If in the performance of Wink's obligations under this Agreement the parties mutually agree that Wink employees or contractors must travel from Wink's facility, Pioneer shall pay and/or promptly reimburse Wink for, all reasonable travel (if by air, coach class), room and board, car rental and other similar expenses associated with such travel. Any travel expenses approved in writing by Pioneer shall be deemed reasonable by virtue of such approval.

9.     TERM AND TERMINATION

       9.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect for a term of five (5) years from the first commercial shipment of Combined Product by Pioneer. The term of this Agreement may be extended by mutual agreement of the parties.

       9.2 Termination for Cause. If either party materially defaults in the performance of any provision of this Agreement, the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days this Agreement shall be terminated. If the non-defaulting party gives such notice and the default is

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              not cured within thirty (30) days, this Agreement shall terminate immediately upon notice by the non-defaulting party. For the purposes of determining a material default by Wink based on late or non-delivery of a Deliverable, Wink shall not be in material default of this Agreement unless it fails to deliver a Deliverable within six (6) months of the date such Deliverable is due; provided that Pioneer has fulfilled all its obligations with respect to such Deliverable and in such event the cure period provided for above shall be ninety (90) days.

       9.3 Termination for Insolvency. Either party may terminate this Agreement upon written notice upon: (i) the institution by or against the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other party's debts, (ii) the other party's making an assignment for the benefit of its creditors, or (iii) the other party's dissolution or ceasing to conduct business as a going concern.

       9.4 Effect of Termination. Upon the expiration or termination of this Agreement, the following provisions shall take effect:

              9.4.1 Subject to the provisions of Section 9.5, the rights and licenses granted to Pioneer under this Agreement shall automatically terminate, and Pioneer and its Subdistributors shall immediately cease distribution of Licensed Engines and a use of the Wink Trademarks, provided, however, that if the Agreement is terminated by Pioneer due to Wink's material breach or insolvency, Pioneer may, at its option, continue to use, reproduce, and distribute the Licensed Engine under the right and license granted hereunder, subject to the payment of the royalties and other provisions of Section 4;

              9.4.2 Rights of end users to use the Licensed Engine as part of a Combined Product shall continue in effect according to their terms and conditions;

              9.4.3 Within ten (10) days after such expiration or termination, except as provided. in Section 9.6, or the case where Pioneer elects to continue the license pursuant to Section
                     9.4.1 above, Pioneer shall return, and shall certify to Wink the return of, all copies of the Licensed Engine and all Wink Confidential information (as defined in Section 10.1) in its or its Submanufacturers' possession at the time of expiration or termination. Wink shall return, and shall certify to Pioneer the return of, all Pioneer Confidential Information in its possession at the time of expiration or termination. Notwithstanding the foregoing, Pioneer may except upon termination by Wink (i) maintain a single copy of the Licensed Engine and (ii) retain any Confidential Information necessary for support, subject to the provisions of Section 10, both solely to provide support to its permitted Subdistributors and end users; and

                     (b) The parties agree to enter into a source code escrow agreement with a mutually selected escrow agent. Wink agrees to deposit the Wink Engine source code upon final technical acceptance of the Wink Engine by Pioneer. Pioneer shall be entitled to the release of such source code during any time period in which: (i) Wink is subject to the jurisdiction of any bankruptcy court or (ii) Wink is material breach of the provisions of section 5, which material breach has not been cured within (90) days after Pioneer's written notice to Wink thereof. The foregoing is subject, however, to the condition that Pioneer is not at that time in material breach of any of its obligations under this Agreement, and such breach has not been cured within (90) days after written notice thereof by Wink. Pioneer shall assume all start-up fees, annual renewal fees, deposit fees and any and all other fees due to such escrow agent.

                            Upon any release of the Wink Engine source code to
                     Pioneer, (i)Pioneer shall have a non-exclusive, non-transferable license to use such source code solely to support and maintain the Combined Product until the expiration or termination of Pioneer's rights subject to section 9.4.1 and only during the time that the release condition exists, (ii) such source code shall be treated by Pioneer as Confidential Information of Wink under the provisions of Section 10 hereof . As soon as the release condition ceases to exist, Pioneer shall immediately return the source code and all modifications thereto made by Pioneer, as well as the current source code version provided by Wink, to the escrow agent for re-deposit and Pioneer shall delete any and all copies of the source code from Pioneer computers or electronic storage media and destroy all paper copies of source code.

                            Pioneer will use the source code at only one
                     facility, to be designated by Pioneer and communicated in writing to Wink and the escrow agent prior to release of the source code. The source code will be installed on a computer system at the designated location which is (a) accessible only to Pioneer employees who need access in order to effect the purposes of this Agreement and (b) not accessible through a modem, network, or other means of external communications. Pioneer agrees to keep a written record of all persons authorized to access the source code and will store the source code in a locked facility with limited access when not in use. In addition, Pioneer agrees to inform all employees who are given access to the source code that they are the confidential material of Wink licensed to Pioneer as such. Access to the source code will be limited to those Pioneer employees needing such access to effect the purposes of this Agreement. Pioneer will be fully responsible for the conduct its employees, agents, and representatives who in any way breach this agreement. Pioneer will enter into a confidentiality agreement with each Pioneer employee who is given access to the source code, which agreement will incorporate the protections and restrictions set forth herein. Pioneer will notify Wink promptly in the event of any breach of its security where it appears that any source code was misappropriated, disclosed in violation of this Agreement or exposed to loss, and Pioneer will take all actions required to recover the source code in the event of loss or misappropriation or to otherwise prevent its unauthorized disclosure or use. At any time upon request by Wink, Pioneer will provide Wink with the names of all persons who have access the source code.

              9.4.4 Pioneer shall pay all outstanding amounts owed to Wink within ninety (90) days. In the event Wink is performing development tasks for Pioneer at the time of any termination, Pioneer shall also pay to Wink the portion of the next milestone that is proportional to the amount of work completed by Wink for that milestone.

              9.4.5 The provisions of Sections 4.7, 5, 6, 9, 10, 11, 12, and 13 shall survive the expiration or termination of this Agreement for any reason.

       9.5 Sell-off Period. In the event of the expiration of this Agreement or a termination by Pioneer, Pioneer may, subject to the provisions of Section 4 (including without limitation Pioneer's obligation to pay royalties in connection with all distributions) dispose of its inventory of Combined Products on hand, for a period not to exceed sixty (60) days after the effective date of such expiration or termination (the "Sell-Off Period"), and in connection therewith, Pioneer shall use the Wink Trademarks during the Sell-Off Period pursuant to the provisions of Section 7.

       9.6 Destruction of Inventory. Within ten (10) days after the end of the Sell-Off Period, Pioneer shall destroy, and shall certify to Wink the destruction of, all copies of the Licensed Engine in its or its Subdistributors' or Submanufacturers' possession.

10.    CONFIDENTIALITY

       10.1 Obligation of Confidentiality. The parties acknowledge that each may have access to certain information and materials concerning the other's business, plans, customers, technology and products that is confidential ("Confidential Information"). Each party agrees that it shall not use in any way, for its own account or the account of any third party, nor disclose to any third party, except as may be expressly permitted under this Agreement, any such Confidential Information revealed to it by the other party and shall take every reasonable precaution to protect the confidentiality of such information. Upon request by either party, the other party shall advise whether or not it considers any particular information or materials to be confidential.

       10.2 Exceptions. Information shall be deemed not to be Confidential Information hereunder if such information:

             10.2.1 Is or becomes part of the public domain through no fault or breach on the part of the receiving party;

             10.2.2 Is known to the receiving party prior to the disclosure by the disclosing party and such knowledge can be shown by written records;

             10.2.3 Is subsequently rightfully obtained by the receiving party from a third party who has the legal right to disclose it;

             10.2.4 Is independently developed by the receiving party without the use of any Confidential Information or any breach of this Agreement;

             10.2.5  Is approved for public release by the disclosing party; or

             10.2.6 Is required to be disclosed by judicial action provided that the receiving party has first given the disclosing party reasonable notice of such requirement and fully cooperates with the disclosing party in seeking confidential treatment for any such disclosure.

       10.3 Injunctive Relief. The parties acknowledge that any breach of the provisions of this Section may cause irreparable harm and significant injury to an extent that may be extremely difficult to ascertain. Accordingly, each party agrees that each will have, in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief to enjoin any breach or violation of this Section.

11.    INTELLECTUAL PROPERTY, WARRANTY AND INDEMNITY

       11.1 Representations and Warranties. Each party represents and warrants that neither the execution or performance by such party of this Agreement will violate any law, order, regulation or ruling applicable to such party or its efforts hereunder. In addition, Wink represents and warrants that as of the Effective Date, no action or proceeding alleging intellectual property infringement by the Wink Engine is proceeding against Wink.

       11.2 Indemnity. Wink agrees, at its expense, to defend, or at its option to settle, any claim, suit, action or proceeding brought against Pioneer, Subdistributors, and/or Customers by a third party alleging that the Licensed Engine used as authorized hereunder infringes the copyright, trade secret, trademark or U.S. patent rights of such third party (an "Action"), and to pay any settlement or final judgment entered thereon against Pioneer, subject to the limitations set forth hereafter. Wink shall be relieved of its obligations hereunder unless Pioneer gives Wink
              (i) prompt written notice of an Action, (ii) sole control over the defense or settlement of the Action and (iii) reasonable assistance in the defense or settlement thereof. If it is, or in the opinion of Wink may be, determined by competent authority that the Licensed Engine or any part thereof, or the sale, distribution or use thereof as permitted hereunder infringes any patent, copyright, trade secret or trademark of a third party or is enjoined, then Wink at its sole option and expense may: (a) procure for Pioneer the right under such patent, copyright, trade secret or trademark to use, as mentioned in this Agreement reproduce and distribute the Licensed Engine or such part thereof or such trademark as authorized in this Agreement; (b) replace the Licensed Engine or such part thereof or such trademark with other suitable software or trademark without material degradation in performance or functionality; (c) modify the Licensed Engine or such part thereof or such trademark to avoid infringement without material degradation in performance or functionality; (d) if (a)(b) or (c) are not commercially reasonable, (d) replace or modify the License Engine or portion thereof to disable the infringing portion reducing performance or functionality but retaining some commercial viability of the product or (e) if none of the foregoing are commercially reasonable after diligent attempts by Wink to pursue such alternatives, terminate this Agreement with respect to the infringing product in whole or in part.

       11.3 Limitations. The foregoing indemnity shall not apply to an Action to the extent it arises out of (i) any modification of the Licensed Engine by a party other than Wink, (ii) any combination of the Licensed Engine with hardware and/or software (including software written using the Wink Authoring Tool or using the Wink
              APIs) not supplied by Wink, or (iii) any trademarks, trade names or other brandings not supplied by Wink.

       11.4 Disclaimer. THE FOREGOING PROVISIONS OF THIS SECTION 11 STATE THE ENTIRE LIABILITY AND OBLIGATION OF WINK AND THE EXCLUSIVE REMEDY OF PIONEER WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT.

12.    INDEMNITY BY PIONEER

       Except with respect to any claim, suit, action or proceeding for which Wink is obligated to indemnify under Section 11, Pioneer agrees, at its expense, to defend, or at its option to settle, any claim, suit, action or proceeding brought against Wink by a third party arising out of Pioneer's use of the Licensed Engine or exercise of the rights and licenses granted hereunder, and to pay any settlement or final judgment entered thereon against Wink, subject to the limitations set forth hereafter. Pioneer shall be relieved of its obligations hereunder unless Wink gives Pioneer (i) prompt written notice upon becoming aware of the existence of any such claim, suit, action or proceeding,
(ii) sole control over the defense or settlement of such claim, suit, action or proceeding and (iii) reasonable assistance in the defense or settlement thereof.

13.    GENERAL

       13.1 Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of California, without reference to conflict of laws principles.

       13.2 Import & Export Controls. Pioneer understands that Wink is subject to regulation by agencies of the U.S. government which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of Wink including without limitation obligations to provide products, technology, documentation, or technical assistance, will be subject in all respects to such United States laws and regulations that will from time to time govern the license and delivery of technology and products abroad or to foreign nationals by persons subject to the jurisdiction of the United States. Pioneer warrants that it will comply in all respects with all applicable export and reexport restrictions. Pioneer warrants that it will not, and will take all actions which may be reasonably necessary to assure that its Subdistributors and end users do not, contravene such United States laws or regulations.

       13.3 No Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that either party may assign its rights and obligations hereunder to any entity (i) which controls, is controlled by or is under common control with such party or (ii) which acquires all or substantially all of the assets or business of such party to which this Agreement pertains, provided in both cases that such entity shall assume in writing or by operation of law such party's obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

       13.4 Independent Contractors. The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

       13.5 Compliance with Laws. In exercising its rights under this license, each party shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license.

       13.6 Notices. All notices under this Agreement shall be in writing and sent by (i) certified air mail, return receipt requested, postage prepaid or (ii) commercial courier service.

              If properly addressed to or delivered at the address for each party set forth above, a notice shall be deemed given upon delivery or, where delivery cannot be effected due to the actions of the addressee, upon tender.

       13.7 Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, proposals and representations by the parties, including without limitation the memorandum of understanding between, the parties dated July 1, 1996.

       13.8 No Waiver. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.

       13.9 No Oral Modification. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either party unless mutually agreed in writing.

       13.10 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

       13.11 Use of "Including". Use of the word "including" in this Agreement is intended to be illustrative and not limiting.

       13.12 Limitation of Liability. EXCEPT WITH RESPECT TO WINK'S OBLIGATIONS TO INDEMNIFY FOR COPYRIGHT, TRADE SECRET OR TRADE MARK INFRINGEMENT CLAIMS (BUT NOT PATENT) UNDER SECTION 11, IN NO EVENT SHALL WINK BE LIABLE TO PIONEER OR ANY THIRD PARTY IN THE AGGREGATE FOR ANY AMOUNT IN EXCESS OF THE AMOUNTS PAID (AND THE AMOUNTS WHICH HAVE ACCRUED HEREUNDER BUT HAVE NOT BEEN PAID) BY PIONEER HEREUNDER. IN NO EVENT SHALL WINK BE LIABLE TO PIONEER, SUBDISTRIBUTORS, AND/OR CUSTOMERS FOR LOST PROFITS, LOSS OF DATA OR FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION SHALL APPLY EVEN IF WINK KNOWS OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED FOR HEREIN.

       13.13 Counterparts. This Agreement may be executed in any number of counterparts and when so executed and delivered shall have the same force and effect as though all signatures appeared on one document.

       13.14 Severability. The provisions of this Agreement shall be severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid, or unenforceable, such illegal, invalid or unenforceable provision shall be severed from this Agreement and the remainder of the Agreement shall remain in full force and effect, and the parties shall negotiate a substitute, legal, valid and enforceable provision that most nearly reflects the parties' intent in entering into this Agreement.

       13.15 Basis of Bargain. Wink and Pioneer acknowledge and agree that Wink's entering into this Agreement and the amount of Pioneer's royalty hereunder have been done or set in reliance upon the limitations of liabilities and disclaimers of warranty set forth in this Agreement, and that the same form an essential basis of the parties' bargain.

               IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Agreement as of the Effective Date.

WINK COMMUNICATIONS, INC.                  PIONEER ELECTRONIC CORPORATION

By: /s/ Maggie Wilderotter                 By: /s/ Hiroshi Aiba
   -----------------------                    ---------------------------------
Name: Maggie Wilderotter                   Name: Hiroshi Aiba

Title: President & CEO                     Title: Managing Director, President,
                                                  Business Systems Company

                                   EXHIBIT A-1

                                STATEMENT OF WORK

1.    Device

Wink and Pioneer agree that Wink shall port the Wink Engine to the Pioneer BA-V2000 Set-Top Box.


2.    Specifications
See attached Addendum to Exhibit A-1


3.    Development Activities and Schedule

                                                                RESPONSIBLE    COMPLETION      MILESTONE
TASK                                                              PARTY           DATE          PAYMENT
----                                                            -----------    -----------     ----------
Signing of Letter of Intent                                       Pioneer      1 July 1996        yes
Delivery of development equipment as required to a location       Pioneer      1 Aug 1996         no
specified by Wink
Delivery by Wink of BA-V2000 Emulator for use in Wink             Wink         15 Oct 1996        yes
Studio
Delivery of Technology License Agreement                          Wink         11 Nov 1996 .      no
Signing of Technology License Agreement                           Pioneer      1 May 1997         yes
Delivery by Wink of Project Plan for development of Wink          Wink         1 May 1997         yes
Engine Version 1.0 as customized for Pioneer BA-V2000
First Delivery of Head-End Materials and Equipment to Wink        Pioneer      5 May 1997         no
On-site support at Wink to set up head-end and set-top boxes      Pioneer      5 May 1997         no
Delivery by Wink of Alpha version of object code of Wink          Wink         15 May 1997        yes
Engine Version 1.0 as customized for BA-V2000
Final Delivery of Head-End Materials and Equipment to Wink        Pioneer      1 June 1997        no
Delivery by Wink of Beta version of object code of Wink           Wink         15 June 1997       no
Engine Version 1.0 as customized for BA-V2000
Acceptance of final version of object code of Wink Engine         Pioneer      1 Aug 1997         yes
Version 1.0 as customized for BA-V2000

4.     Materials and Equipment
First Delivery of Head-End Materials and Equipment
XIV.                       1 Norpak DIU, capable of inserting data on two
                             lines of VBI on one channel
XV.1         Modulator
XVII.                      1 Out-of-band transmitter
XVII.                      1 copy Zeus Controller Software, or equivalent
                             software/hardware necessary to mimic functionality
XVIII.                     2 Receivers
XIX.                       1 set of licenses for development software for STB,
                             including pSOS, MRI compiler, SDS, SourceSafe, and NMAKER
XX.          1 Pioneer BA-V2000 STB

Final Delivery of Head-End Materials and Equipment
I. Additional Norpak DIU(s), altogether capable of inserting data on two lines of VBI on three separate channels
II.          3 Additional Modulators
III.         5 Additional Pioneer BA-V2000 STBs

5.             Payment Schedule:      All amounts in US Dollars.


                                                                                        ROYALTY
EVENT                                                                     NRE PAYMENT   PAYMENT
Signing of Letter of Intent                                                  [ * ]       [ * ]
 Delivery by Wink of BA-V2000 Emulator for use in                            [ * ]       [ * ]
        Wink Studio
Signing of Technology License Agreement                                                  [ * ]
 Delivery by Wink of Project Plan for development of                                     [ * ]
        Wink Engine Version 1.0 as customized for
        Pioneer BA-V2000
 Delivery by Wink of Alpha version of object code of                                     [ * ]
        Wink Engine Version 1.0 as customized for BA-
        V2000
 Acceptance of final version of object code of Wink                          [ * ]       [ * ]
        Engine Version 1.0 as customized for BA-V2000
                                                                Totals:      [ * ]       [ * ]




----------

               * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.
Omitted portion shave been filed with the Commission.

6.    Per Copy Royalty:             [ * ]


WINK COMMUNICATIONS, INC.             PIONEER ELECTRONIC CORPORATION LTD.

/s/ Maggie Wilderotter                /s/ Hiroshi Aiba
---------------------------------     -------------------------------------
Signature                             Signature


Maggie Wilderotter                    Hiroshi Aiba
---------------------------------     -------------------------------------
Name                                  Name


                                      Managing Director
                                      President
President/CEO                         Business Systems Company
---------------------------------     -------------------------------------
Title                                 Title


1/5/98                                12/26/97
---------------------------------     -------------------------------------
Date                                  Date

                                    EXHIBIT B

                               PROPRIETARY NOTICES

1. Screens displayed to the End-Users from time to time shall contain, at a minimum, the following:

Copyright 199_ Wink Communications, Inc.
Patent Pending.

2. Wink, the Wink eye and "i" shall be marked with either "Registered in U.S. Patent and Trademark Office" or with the letter R enclosed within a circle.

                                    EXHIBIT C
                          SYSTEM OPERATOR LICENSE TERMS


               Use of the Wink Engine software ("the Software") that operates with the [PIONEER DEVICE] is subject to these license terms.

               THE SOFTWARE IS OWNED BY WINK COMMUNICATIONS, INC. ("WINK") AND ITS SUPPLIERS AND IS COPYRIGHTED AND LICENSED TO YOU ("System Operator" or "You") NOT SOLD.

               System Operator has the nonexclusive revocable right to use the Software only with the [PIONEER DEVICE] in connection with providing a cable or similar service to end users who will be using the device and tile Software functionality. You may not copy, sublicense, modify, reverse engineer, decompile, or disassemble (except to the extent applicable laws specifically prohibit such restriction) the Software, in whole or in part, or disclose any of the Software to third parties. You may not transfer or distribute the Software or your license separately from the [PIONEER DEVICES] on which it operates. If you do any of these acts, your license and right to use the Software is automatically terminated. Wink has the right to terminate your license if you fail to comply with these license terms. You will not remove any copyright notice from the Software and agree to prevent any unauthorized copying of the Software.

               THE SOFTWARE IS PROVIDED "AS IS". WINK MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. YOU BEAR THE RISK RELATING TO OPERATION OF THE SOFTWARE. WINK SHALL NOT BE LIABLE TO YOU FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES HOWEVER BASED ARISING OUT OF OR IN CONNECTION WITH THIS LICENSE OR ANY ACTS OR OMISSIONS ASSOCIATED THEREWITH OR RELATING TO THE USE OF THE SOFTWARE.

               You are responsible for operation of your system and service. Wink assumes no liability relating to the service and System Operator hereby indemnifies Wink from any claims or liabilities arising out of or relating to the products or services provided by System Operator.

               Government Use. If Licensee is an agency, department, or other entity of the United States Government ("Government"), Licensees use, duplication, reproduction, release, modification, disclosure or transfer of the Licensed Products, or of any related documentation of any kind, including technical data, is restricted in accordance with Federal Acquisition Regulation ("FAR") 12.212 for civilian agencies and Defense Federal Acquisition Regulation Supplement ("DFARS") 227.7202 for military agencies. The Licensed Products are commercial. The use of the Licensed Products by any Government agency, department, or other entity of the Government, is further restricted in accordance with the terms of this Agreement, or any modification hereto. Licensee will affix the following legend upon delivery of each of the Licensed Products which are the subject of this Agreement:

               Use, duplication, reproduction, release, modification, disclosure or transfer of this commercial product and accompanying documentation, is restricted in accordance with FAR 12.212 and DFARS 227.7202, and by a license agreement. Contractor/manufacturer is: Wink Communications. The Software and accompanying documentation are deemed to be "commercial computer software" and "commercial computer software documentation", respectively, pursuant to DFAR Section 227.7202 and FAR Section 12.212, as applicable. Any use, modification, reproduction, release, performing, displaying or disclosing of the software and accompanying documentation by the U.S. Government shall be governed solely by the terms of this Agreement and shall be prohibited except to the extent expressly permitted by the terms of this Agreement.

                                    EXHIBIT D

                                     SUPPORT

The following provisions govern the support to be provided by Wink to Pioneer for the Licensed Engine.

1. Contact People. Pioneer shall appoint two (2) individuals within its organization who will serve as primary contacts between it and Wink to receive support ("Contact People"). All of Pioneer's support inquiries shall be initiated through the Contact People.

2. Support Obligations. Pioneer will be responsible for providing First Level Support and Second Level Support (as defined below) to its Subdistributors and other customers with respect to the Licensed Engine. Wink will provide Third Level Support (as defined below) for the Licensed Engine in the manner specified in these support terms.

3.     Support Levels. Levels of customer support are defined as follows:

       (a) "First Level Support" shall mean: (i) generating product information; (ii) providing configuration support; (iii) collection of relevant technical problem identification information; (iv) filtering user errors from real technical problems; and (v) solving simple problems by reference to existing documentation.

       (b) "Second Level Support" shall mean First Level Support plus providing the following areas of support: (i) isolating the problem to determine that it is a problem with the Licensed Engine; (ii) recreating the problem in a lab simulation and/or through interoperability testing; (iii) determining whether or not the problem is a defect; (iv) collecting and analyzing diagnostic data; and (v) defining an action plan with the customer to solve the problem.

       (c) "Third Level Support" shall mean: (i) confirming duplication of the problem and validating that it's a defect; (ii) fixing software bugs or generating workarounds.

4.     Third Level Support.

       (a) Escalation. Pioneer can escalate a problem to Third Level Support, once Pioneer exhausts the items enumerated above in First and Second Level Support. When escalating, Pioneer shall provide enough information to allow Wink to duplicate the problem.

       (b) Assignment of Severity Level. When a Third Level support call comes into Wink from Pioneer, the parties will mutually assign a Severity Level as specified below that describes the nature of the call and how critical it is to Pioneer's customer base(s).

       (c)    Response: Wink agrees to use commercially reasonable efforts to meet the response times for the respective problems commensurate with the severity of the error as specified below:


                                                                                                Frequency of
Severity Level                Definition                            First Response Time        Status Update
--------------   --------------------------------------------       -------------------      ------------------
Critical         Bug causes a crash and/or data loss to               4 business hours       Each business day
                 a part or all of the system

High             Bug causes a feature to violate a                    4 business hours       Each business day
                 performance specification (i.e.,
                 feature consistently does not work as
                 specified, or not at all)

Medium           Bug causes an occasional failure of a                1 business day         Weekly
                 feature (i.e., feature fails in specific
                 cases)

Low              Bug is characterized by a "glitch" that              1 business day         Weekly
                 does not affect a feature's
                 performance (e.g., confusing
                 messages, typo-graphical errors,
                 visual abnormalities, etc.)

Doc Error        Error in documentation                               2 business days


  (d) Support. Wink agrees to provide Third Level Support from 9 a.m. to 6 p.m. (San Francisco time) on business days ("Support Hours"). Support requests shall be submitted by Pioneer via email.

5. Exclusions. Wink's support obligations shall not extend to problems that result from: (i) Pioneer's failure to implement any Updates to the Licensed Engine which are provided by Wink; (ii) changes to the operating system or environment or Pioneer Devices which adversely affect the Licensed Engine; (iii) any alterations of or additions to the Licensed Engine performed by parties other than Wink or Wink's authorized Subcontractors; (iv) use of the Licensed Engine in a manner inconsistent with the applicable Specifications or in a manner for which such Licensed Engine was not intended; or (v) combination of the Licensed Engine with other products not supplied by Wink, which problems do not affect the Licensed Engine standing alone. Errors arising from the foregoing may be addressed by Wink at its then current hourly rates.

6. Fees. In consideration for the support of the Licensed Engine provided by Wink under this Exhibit, Pioneer shall pay an annual fee of 25,000 as prepaid support for fees for up to 125 hours of support. Any additional support will be provided at Wink's then current hourly rates. The fee does not include travel expenses (air, lodging, food, local transport). The first support period will begin on the date of Final Acceptance and the fees for such period are due upon execution of this Agreement. The fees for any renewal period are due in advance within 60 days prior to the beginning of the renewal period. Travel availability is not guaranteed. The support terms will automatically renew unless one party notifies the other of its intent not to renew.

7. Change. These support terms are subject to change annually. Any changes will be documented in writing at least 90 days prior to the renewal date.

                                       -3-